                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    CBS INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                    CBS INC.
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                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------

- - ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.
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CBS INC.
51 West 52 Street
New York, New York 10019

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of CBS Inc. The meeting will be held at 11 AM on Wednesday, May 11, 1994, in the Titus 1 Theater of The Museum of Modern Art, 11 West 53 Street, New York, New York. The purpose of the meeting is to consider and act upon:

          1.  The election of 11 directors.

          2.  The election of independent auditors.

          3. A shareholder proposal to establish a limit on terms for directors.

          4. A shareholder proposal concerning television coverage of annual meetings.

          5.  A shareholder proposal concerning form of proxy.

          6.  Such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 24, 1994, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

     The vote of each shareholder is important. In order to obtain the maximum representation, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the meeting. If you do attend, your vote in person at the meeting will cancel any proxy vote previously given. A return envelope is enclosed for your convenience.

     The directors and management hope that as many shareholders as possible will personally attend the meeting. If you plan to attend, please let us know by marking the designated box on the proxy card so that we can mail you an admittance card and make appropriate meeting arrangements. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

     Attendance at the meeting will be limited to shareholders as of the record date or their authorized representatives (not to exceed two per shareholder) holding an admittance card or other evidence of their entitlement to attend, and to guests of CBS.

                                                      ELLEN ORAN KADEN
                                                         Secretary

April 12, 1994

CBS INC.
51 West 52 Street
New York, New York 10019
April 12, 1994

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBS Inc. (the "Corporation" or "CBS") of proxies, in the accompanying form, for the Annual Meeting of Shareholders of the Corporation to be held on May 11, 1994 (the "Annual Meeting" or the "Meeting"), and all adjournments thereof. This proxy statement and the forms of proxies were first mailed to shareholders on or about April 12, 1994.

     The cost of soliciting these proxies will be borne by the Corporation. Proxies may be solicited by directors, officers or employees of the Corporation in person or by telephone or telegram. Proxies may be revoked at any time prior to the voting thereof by giving notice in writing to the Secretary of the Corporation, by granting a proxy bearing a later date, or by voting in person at the meeting.

     The Corporation has two classes of voting securities-namely, common stock, par value $2.50 per share ("common stock"), and $10 convertible Series B preference stock ("Series B preference stock"). On March 24, 1994 (hereafter, the "Record Date"), 15,492,472 shares of common stock and 1,250,000 shares of Series B preference stock were outstanding. Certain information concerning beneficial ownership of the Corporation's voting securities begins on page 10 of this proxy statement.

     On all matters which will come before the Meeting, each shareholder, or his or her proxy, will be entitled to cast one vote for each share of stock of any class held of record at the close of business on the Record Date.

     Every participant in the CBS Employee Investment Fund (the "Fund"), whether or not otherwise a shareholder of the Corporation, has received with this proxy statement a form of proxy by which he or she may instruct Boston Safe Deposit and Trust Company, the trustee of the Fund, as to the voting of common stock representing amounts credited to his or her Fund account(s) ("Fund stock"). Under the terms of the Fund, Fund stock may be voted by the trustee only; participants may not vote such shares in person at the Annual Meeting.

     Proxies for common stock (including Fund stock that has been allocated to individual employees) duly executed and returned will be voted in accordance with the shareholder's directions. With respect to proxies for shares of common stock (other than Fund stock) which have been duly executed but as to which no voting instructions have been given, such proxies will be voted in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. All shares of Fund stock in respect of which Fund participants do not direct the voting thereof shall be voted by the trustee in the same manner as a majority of the shares of Fund stock for which valid instructions are received.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Meeting, and such inspectors will determine also whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter

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submitted to the shareholders for a vote. For a quorum to be present, a majority of shares entitled to vote shall be present or represented at the Meeting. All matters presented to the shareholders require a vote greater than fifty percent (50%) of those shares voted at the Meeting. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter or a proxy is marked "abstain" on such a matter, such shares will not be considered as present and entitled to vote with respect to that matter. Such shares, however, will be counted as being present for the purpose of determining whether a quorum is present.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are treated as confidential material by the Corporation, subject to the following limitations: (i) such documents are available for examination by the inspectors of election and certain personnel associated with processing proxies or ballots and tabulating the vote and (ii) the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

     The matters upon which the directors intend the enclosed proxy to be voted are:

                           1.  ELECTION OF DIRECTORS

     By appropriate action, the Corporation's Board of Directors has proposed that 11 directors of the Corporation be elected to hold office for one year and until their successors shall be elected and shall qualify. If elected, each nominee has agreed to serve. The Board of Directors has nominated Mr. Daniel Yankelovich to stand for election as a director for the first time. With the exception of Mr. Yankelovich, each of the other nominees is currently a director of the Corporation, having been elected to office at CBS's 1993 Annual Meeting of Shareholders.

     At the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares covered by such proxy for the election of the nominees named below, unless instructed to the contrary.

     If any of these nominees shall be unavailable for election as a director at the time the Annual Meeting is held, the persons named in the proxy reserve the right to vote the shares represented by such proxy for substitute nominees unless the Board shall have amended the Corporation's By-Laws to reduce the number of directors. The Corporation's By-Laws provide that, effective May 11, 1994, the number of directors shall be 11.

INFORMATION CONCERNING THE DIRECTOR-NOMINEES

     The name, age, principal occupation, other business affiliations and other information (relating to the past five or more years) concerning each nominee, and, where applicable, the year each was first elected a CBS director, are set forth below:

          LAURENCE A. TISCH, 71 -- chairman, president and chief executive officer of the Corporation since December 12, 1990, having served as president and chief executive officer since January 14, 1987, and prior thereto as acting chief executive officer from September 10, 1986. He is also chairman of the board of directors and co-chief executive officer of Loews Corporation, positions he has held for more than the past five years. Mr. Tisch is chief executive officer of CNA Financial Corporation and a director of Bulova Corporation (publicly-held subsidiaries of Loews Corporation), and he is also a director of Automatic Data Processing, Inc., Petrie Stores Corporation and R. H. Macy & Co., Inc. Mr. Tisch is chairman of the board

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     of trustees of New York University; a trustee of The Metropolitan Museum of
     Art, The New York Public Library and the Carnegie Corporation; and a member of the Council on Foreign Relations. He is a current director and the past president of the United Jewish Appeal of Greater New York. Mr. Tisch has been a CBS director since 1985.

          MICHEL C. BERGERAC, 62 -- chairman and chief executive officer of M.C. Bergerac & Co., Inc., a private investment firm, since 1985. From 1975 to 1985, Mr. Bergerac was chairman and chief executive officer of Revlon, Inc., having joined that corporation as its president in 1974. From 1963 to 1974, he was an executive with International Telephone and Telegraph Corporation, serving as executive vice president of that corporation and as president of ITT Europe, Inc., from 1971 to 1974. He is also a director of the Chemical Banking Corporation and Melarx Pharmaceuticals, vice chairman of the Spanish Institute and a trustee of the Geonomics Institute of Middlebury College. Mr. Bergerac has been a CBS director since 1980.

          HAROLD BROWN, 66 -- counselor to the Center for Strategic and International Studies, Washington, D.C., since July 1992 and, from July 1984 to June 1992, chairman of the Foreign Policy Institute at the School of Advanced International Studies of The Johns Hopkins University. Since May 1990, Dr. Brown also has been a general partner of Warburg, Pincus & Co. (venture banking). Dr. Brown also engages in private consulting activities through his wholly-owned firm, Harold Brown Consultants, Washington, D.C. Dr. Brown served as Secretary of Defense from 1977 to 1981 and as Secretary of the Air Force from 1965 to 1969. Between 1969 and 1977, Dr. Brown, a physicist, was president of the California Institute of Technology. He was awarded the Presidential Medal of Freedom in 1981. Dr. Brown is also a director of International Business Machines Corporation, Philip Morris Incorporated, Cummins Engine Company, Inc., Mattell, Inc. and Alumax, Inc. He is a member of the American Academy of Arts and Sciences, the National Academy of Sciences and the National Academy of Engineering. He is a trustee of the California Institute of Technology, the RAND Corporation, the Center for Strategic and International Studies and the Trilateral Commission, of which he is also a member. Dr. Brown is also a member of the board of directors of the Beckman Foundation, of which he also serves as chairman, and the Atlantic Council of the United States. Dr. Brown has been a CBS director since 1981.

          ELLEN V. FUTTER, 44 -- President of the American Museum of Natural History since November 1993, and prior thereto president of Barnard College for more than five years. Ms. Futter is a director of Bristol-Myers Squibb Company, the American Ditchley Foundation and Phi Beta Kappa Associates. She is also a member of the Council on Foreign Relations, the Helsinki Watch, the National Institute for Social Sciences and the Academy of American Poets; a trustee of Consolidated Edison Company of New York, Inc., the Committee for Economic Development, Barnard College and the American Assembly; and a partner of the New York City Partnership, Inc. Ms. Futter has been a CBS director since 1992.

          HENRY A. KISSINGER, 70 -- chairman of Kissinger Associates, Inc., New York, New York, an international consulting firm, since 1982. Dr. Kissinger served as Assistant to the President for National Security Affairs from 1969 to 1975, as Secretary of State of the United States from 1973 to 1977 and as Chairman of the National Bipartisan Commission on Central America from 1983 to 1985. He is a counselor to the Chase Manhattan Bank, N.A., and a member of its international advisory committee; chairman of the international advisory boards of American International Group, Inc., and Booz, Allen &

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     Hamilton, Inc.; a member of the advisory boards of Robert Bosch GmbH, Merck and Co. and Hollinger Inc.; counselor to and trustee of the Center for Strategic and International Studies; and co-chairman of the America-China Society. Dr. Kissinger is also a member of the boards of directors of American Express Company, Revlon Group, Inc., Continental Grain Company, Freeport-McMoRan, Inc., and the Trust Company of the West; he is an honorary, non-voting director of R.H. Macy & Co., Inc., on whose board of directors he served from 1989 through November 1993. He is a trustee of The Metropolitan Museum of Art and The Museum of Television and Radio, a director of the International Rescue Committee and the Atlantic Council of the United States, chairman of the board of directors of the William S. Paley Foundation, Inc., an honorary governor of the Foreign Policy Association, an honorary trustee of the Aspen Institute, and a member of the executive committee of the Trilateral Commission and the board of overseers of the RAND/UCLA Center for Soviet Studies. Among the awards Dr. Kissinger has received are the Nobel Peace Prize in 1973, the Presidential Medal of Freedom in 1977 and the Medal of Liberty in 1986. Dr. Kissinger has been a director of CBS since 1989.

          HENRY B. SCHACHT, 59 -- chairman and chief executive officer of Cummins Engine Company, Inc., since 1977. Mr. Schacht is also a director of American Telephone and Telegraph Company and The Chase Manhattan Bank, N.A. (and its bank holding company, The Chase Manhattan Corporation). He is chairman of the board of trustees of The Ford Foundation, a trustee of The Yale Corporation (Yale University) and the Committee for Economic Development, an honorary trustee of the Brookings Institution, a senior member of the Conference Board and a member of both The Business Council and The Business Roundtable. Mr. Schacht has been a CBS director since 1971.

          EDSON W. SPENCER, 67 -- chairman of The Mayo Foundation's board of trustees since February 1990 and, from January 1988 to December 1992, chairman of The Ford Foundation's board of trustees. Since retiring as chairman of the board of directors of Honeywell Inc. in 1988, Mr. Spencer also has been engaged in consulting activities through his firm, Spencer Associates, Minneapolis, Minnesota. Mr. Spencer joined Honeywell in 1954, served as its chief executive officer from 1974 to 1987 and served as a director from 1969 to 1988. Mr. Spencer is a director of Boise Cascade Corp. and Investors Diversified Services Mutual Fund Group, a member of the international advisory council of Robert Bosch, Germany, and of NEC, Japan, and a trustee of the Carnegie Endowment for International Peace. He also serves as chairman of the advisory council of the Humphrey Institute of the University of Minnesota. Mr. Spencer has been a CBS director since 1985.

          FRANKLIN A. THOMAS, 59 -- president and chief executive officer of The Ford Foundation since June 1979. From 1967 to 1977, he was president of the Bedford-Stuyvesant Restoration Corporation, a not-for-profit community development corporation, and, from 1977 to 1979, he was engaged in the practice of law in New York City. Mr. Thomas received Columbia University's Alexander Hamilton Medal in 1983 and the Columbia Law School's James Kent Award in 1992. He is also a director of American Telephone and Telegraph Company, Aluminum Company of America, Citicorp/Citibank, N.A., and Cummins Engine Company, Inc., and a trustee of The Ford Foundation. Mr. Thomas has been a CBS director since 1971.

          PRESTON R. TISCH, 67 -- president and co-chief executive officer and a director of Loews Corporation since March 1988. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 29, 1988, and, prior thereto, served as a director and president and chief operating officer of Loews

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     Corporation for more than five years. Mr. Tisch is co-owner and chairman of the board of directors of the New York Football Giants Inc. (the "New York Giants"), and he is also a director of Hasbro, Inc., Rite-Aid Corporation, CNA Financial Corporation and Bulova Corporation (the latter two corporations being publicly-held subsidiaries of Loews Corporation). Mr. Tisch is a trustee of New York University; chairman of New York City Partnership, Inc., the New York Chamber of Commerce and Industry and the U.S. Capital Preservation Commission and a member of the Travel and Tourism Advisory Board of the U.S. Department of Commerce. Mr. Tisch has been a CBS director since 1988.

          JAMES D. WOLFENSOHN, 60 -- president of James D. Wolfensohn Incorporated, a New York City investment banking and investment advisory firm established in October 1981. From 1977 to 1981, Mr. Wolfensohn was an executive partner of Salomon Brothers, investment bankers in New York City, and chairman of the board of Salomon Brothers International, London. Previously, from 1967, he held various executive positions with J. Henry Schroder Banking Corporation and its London affiliates. Mr. Wolfensohn is also a director of Continental Grain Company. He is a director and chairman emeritus of the board of Carnegie Hall Corporation, past president and a current director of the International Federation of Multiple Sclerosis Societies, chairman of the boards of trustees of The John F. Kennedy Center for the Performing Arts and the Institute for Advanced Study at Princeton, a trustee of the Rockefeller University Council and the Howard Hughes Medical Institute and an honorary trustee of The Brookings Institution. Mr. Wolfensohn is also a member emeritus of the Joint Center for Political Studies, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies and, until March 1993, was managing director of the Metropolitan Opera Association. Mr. Wolfensohn has been a CBS director since 1984.

          DANIEL YANKELOVICH, 69 -- chairman of a privately held firm, D.Y.G. Inc., providing research services on business and social trends since 1986. Since 1975, Mr. Yankelovich has been president of the Public Agenda, a public education, not-for-profit organization. He is also vice-chairman of the Educational Testing Service. Mr. Yankelovich, who has resigned as a director of Meredith Corporation effective May 11, 1994, is and will remain a director of Loral Corporation and U.S. West, Inc.

BOARD OF DIRECTORS AND ITS COMMITTEES

Meetings and Attendance. During 1993, the CBS Board of Directors held seven meetings, and the various committees of the Board held a total of 15 meetings. Overall attendance at Board and committee meetings was 91%. Each director attended at least 75% of the aggregate of Board and those committee meetings on which he or she serves or served, except for Mr. Wolfensohn, who attended 73% of the aggregate of such meetings.

Committees of the Board. The Board has seven standing committees-namely, Audit, Compensation, Conflicts of Interest, Executive, Nominations for Directors, Public Policy and Retirement Plans. Only directors are eligible to serve as members of the Board's committees.

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The Audit Committee consists of Mr. Wolfensohn (chairman), Mr. Bergerac, Ms.
Futter, Mr. Spencer and Mr. P. Tisch, none of whom is an officer or employee of CBS. The Audit Committee, which held three meetings in 1993, performs the following functions:

     (a) annually nominates (subject to ratification by the full Board and election by the shareholders) a firm of certified public accountants to serve as independent auditors for the Corporation, which nomination procedure includes a review of the independence of such nominee;

     (b) reviews the scope and results of the independent auditors' annual audit of financial statements of the Corporation, including the independent auditors' report thereon, and its recommendations with respect to accounting practices, policies and procedures;

     (c) pursuant to provisions adopted by the Committee, monitors professional services rendered by the independent auditors and the fees charged therefor and, in that process, considers whether the performance of those services affects the firm's independence;

     (d) reviews the scope and results of the Corporation's internal audit function and the adequacy of its system of internal accounting controls; and

     (e) directs and supervises investigations into matters within the scope of its duties.

The Compensation Committee consists of Mr. Thomas (chairman), Dr. Brown and Mr. Schacht, all of whom are non-employee directors. The Compensation Committee, which held five meetings in 1993, performs the following functions:

     (a) reviews the Corporation's overall compensation program, reviews for informational purposes all executive salary actions involving salaries between $150,000 and $200,000 and approves salary actions involving executive officers and other employees (except "talent" employees) with salaries that equal or exceed $200,000;

     (b) reviews individual salary increases negotiated with "talent" employees and overall increases contemplated over the term of such employees' contracts;

     (c) grants annual awards to participants under the Corporation's Additional Compensation Plan, subject to the establishment by the Board of the aggregate maximum amount distributable under such plan; and

     (d) serves as the administrative committee for each of the 1983 Stock Rights Plan (such committee being hereafter referred to as the "Plan Committee") and the CBS Restricted Stock Plan for Eligible Directors, each such plan having been duly authorized and approved by the Corporation's shareholders.

The Nominations for Directors Committee consists of Mr. Schacht (chairman), Ms. Futter and Mr. Thomas. During 1993, this Committee met one time. The Committee's function is to make recommendations to the Board regarding the nomination of new members of the Board and the renomination of incumbent members. (At a meeting held on February 9, 1994, the Committee approved and recommended to the Board the 10 directors standing for reelection and the nominee standing for initial election as a director at the 1994 Annual Meeting.) The Committee will consider nominees recommended by shareholders, provided that any such recommendation be timely submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and an indication of the consent of the proposed

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

nominee to serve. The recommendation should be addressed to the Committee, in care of the Secretary of the Corporation. The Committee will also consider suggestions for nominees which may be made by directors who are not members of the Committee. New York law requires that each director be at least 18 years of age, and the Corporation's By-Laws require that each director be a citizen of the United States. Directors need not be shareholders of the Corporation.

The Retirement Plans Committee consists of Mr. Spencer (chairman), Dr. Brown, Dr. Kissinger and Mr. L. Tisch. During 1993, this Committee held two meetings. This Committee makes decisions and determinations under the Corporation's various pension and retirement plans and makes recommendations to the Board regarding new plans, and amendments to existing plans, in the area of retirement benefits. The Retirement Plans Committee also serves as the administrative committee for the Corporation's Employee Investment Fund, Pension Plan, Deferred Additional Compensation Plan and the Supplemental Executive Retirement Plan.

     The membership and functions of the other committees of the Board are as follows: Conflicts of Interest -- Mr. Bergerac (chairman), Mr. P. Tisch and Mr. Wolfensohn; this Committee, which met one time in 1993, administers the Corporation's Conflicts of Interest Policy and makes interpretations and rulings on general and particular employee situations under that policy.
Executive -- Mr. L. Tisch, Dr. Brown, Mr. Schacht and Mr. Thomas; this Committee, which did not meet in 1993, has authority to exercise all the powers of the Board between meetings of the Board, except those powers specifically reserved under New York law to the full Board. Public Policy -- Mr. P. Tisch (chairman), Mr. Bergerac, Dr. Kissinger and Mr. Thomas; this Committee, which met three times in 1993, reviews and monitors for the Board public issues and societal trends as they may affect the Corporation's policies, products, services and operations, and formulates and oversees the administration of the Corporation's charitable and philanthropic activities.

Directors' Compensation. In 1993, the compensation arrangements for directors who are not officers or employees of the Corporation were as follows: annual retainers of (i) $22,000 for serving as a director, (ii) $3,000 for serving as the chairman of the Audit, Compensation, Public Policy or Retirement Plans Committee of the Board and (iii) $1,250 for serving as the chairman of the Conflicts of Interest or Nominations for Directors Committee of the Board; and attendance fees of (a) $900 for attendance at a meeting of the Board and for attendance as a member at a meeting of the Executive Committee of the Board and
(b) $750 for attendance as a member at a meeting of a Board committee other than the Executive Committee. In 1993, no director was paid any amount for services as a director in addition to or in lieu of the amounts provided for under the foregoing standard arrangements. The aggregate amount earned by the directors by reason of retainers and attendance fees during 1993 was $300,700.

     By appropriate action on October 13, 1993, the Board of Directors authorized and approved the following compensation arrangements for outside directors, effective as of January 1, 1994: (y) an annual retainer of $30,000 per year, and (z) a fee of $1,000 for each Board and committee meeting attended. The retainers paid to the respective chairmen of the various committees of the Board remain unchanged.

     The Corporation maintains an unfunded Deferred Compensation Plan for Non-Employee Directors. Under this plan, directors may choose to defer the receipt of all or part of his/her retainers and attendance fees. Amounts so deferred earn interest, compounded quarterly, at a rate (currently 3.35%) established each year for the 12-month period beginning October 1, equal to the 12-month Treasury Bill rate in effect at the beginning of

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

September of that year. Four directors are currently deferring all their fees, and two directors, who formerly were deferring, continue to accrue interest on the amounts previously deferred. Amounts deferred and accrued interest thereon are payable to those directors (or their designated representatives) to whom such amounts are allowable only upon his or her ceasing to serve as a director. Non-employee directors (none of whom have so elected) may elect to participate in the CBS Restricted Stock Plan for Eligible Directors.

     The Corporation maintains an unfunded, non-contributory retirement plan for eligible directors of the Corporation. Under such plan, any retired member of the CBS Board of Directors (excluding any director who at any time served as an officer or employee of the Corporation) with at least five years of service as a director (computed in anniversary years from the date of election as a director) is entitled to receive, commencing at the later of age 65 or upon retirement (or upon his or her death such director's designated beneficiary shall receive), an annual cash benefit of $10,000 for the number of years equal to such director's years of service as a CBS director. Benefits under this plan are being paid currently to two former directors.

     No director also serving as an officer or employee, or former officer or employee, is entitled to receive payment of retainer or attendance fees or retirement benefits as a former director.

Directors and Officers Liability Insurance. The New York Business Corporation Law ("NYBCL") authorizes the indemnification of directors and officers in the defense of a civil or criminal action or proceeding and the purchase of insurance in connection therewith. The Corporation's By-Laws provide for indemnification consistent with the statutory authority, and CBS maintains insurance covering certain liabilities of the directors and the elected and appointed officers of CBS and of subsidiaries of CBS, and the appointed group and divisional officers of CBS. During 1993, there were no claims for any such indemnity.

     In accordance with Section 726(d) of the NYBCL, set forth hereafter is a brief statement with respect to the directors and officers liability insurance maintained by the Corporation. For the period October 1, 1993-September 30, 1994, such insurance coverage was obtained from the Reliance Insurance Company. This coverage is limited to $5,000,000 in the aggregate, and the $65,000 premium was prepaid. This coverage is effective for the insured person only when corporate reimbursement is not available to him/her. The Corporation is not insured for its reimbursement obligations under its By-Laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the past, from time to time subsidiaries of Loews Corporation ("Loews"), primarily CNA Financial Corporation ("CNA"), which is 83% owned by Loews, and of which Mr. L. Tisch is chairman and co-chief executive officer and Mr. P. Tisch is a director, president and co-chief executive officer, have made expenditures for advertising on CBS-owned and affiliated broadcasting stations. Applicable transactions were at customary rates, on customary terms and in amounts not material to either party. It is anticipated that such transactions will continue to occur in the future. During 1993, expenditures by such subsidiaries amounted to approximately $4,092,600 in the aggregate.

     For the period January 1-December 31, 1993, CNA provided CBS with basic and supplemental group life insurance coverage for both active employees and retirees. The premiums paid to CNA were approximately $3,431,700 for active employees (of which approximately $1,558,700 represents contributions by employees) and approximately $728,650 for retirees. Also, for the period January 1-December 31, 1993, CNA provided

CBS, at a cost of $51,000, with a fiduciary indemnity policy which provided coverage in connection with the management of the Corporation's pension, welfare and benefit plans. Additionally, for the period January 1-December 31, 1993, CNA provided CBS with property and liability insurance with respect to certain CBS in-house productions, and CBS also obtained from CNA surety bonds, which were required in certain jurisdictions, primarily for games of chance or contents related to CBS's advertising and promotion activities during 1993. CNA was paid approximately $76,000 in premiums for such property and liability coverage and approximately $100,000 to obtain the requisite surety bonds. Furthermore, in calendar year 1993, CNA provided CBS with group long-term care insurance which provides benefits not covered by CBS's medical and long-term disability plans. The full cost of such coverage is borne by plan participants and, in 1993, approximately $269,000 was paid by employee participants to CNA in premiums. For all insurance coverage purchased by CBS from CNA, CNA was selected on the basis of competitive bidding.

     As a result of the World Trade Center bombing in New York City on February 26, 1993, which resulted in damage to CNA's New York offices, CNA leased space on a temporary basis at CBS's corporate headquarters. Such occupancy was for the period March 3-April 1, 1993, and the rent paid by CNA to CBS, determined on the basis of competitive rates, was $110,950. In addition, in 1993 CBS reimbursed Loews less than $60,000 in the aggregate for certain other services, primarily real estate consulting.

     Mr. L. Tisch is a director of R.H. Macy & Co., Inc. ("Macy's"), and Loews, through a subsidiary, owns certain of its outstanding preferred shares. Dr. Kissinger is an honorary, non-voting director of Macy's. On January 27, 1992, Macy's filed for protection under the bankruptcy laws of the United States, and the Corporation, as an unsecured creditor, filed a $1,950,000 claim with the Bankruptcy Court. The bankruptcy proceeding remains under the jurisdiction of the Bankruptcy Court, and there has been no disposition with respect to the Corporation's claim or that of any other creditor, secured or unsecured. Following the filing of the bankruptcy petition, Macy's continued to purchase advertising time from CBS. Such purchases were at customary rates and conditions, in amounts not considered to be material to either party, and were paid for on a 30-day basis. In 1993, such purchases amounted to approximately $3,981,500, and, as of December 31, 1993, Macy's owed CBS approximately $541,500 for such advertising time.

     CBS Sports' four-year contract with the National Football League (the "NFL"), under which CBS Sports had the exclusive television broadcast rights to the games of the National Football Conference, concluded on January 23, 1994. Over the life of this contract, CBS Sports paid the NFL a total rights fee of slightly more than $1 billion. The CBS Radio Network is also party to a contract with the NFL which provides the Radio Network with the national radio broadcast rights to certain NFL games through the 1994 football season. In 1993, CBS paid the NFL an aggregate of approximately $329 million for rights fees under the national television and radio network contracts to which CBS and the NFL were parties. Under procedures of the NFL, these rights fees, or a significant portion thereof, are shared equally by each of the 28 franchises that currently comprise the NFL, including the New York Giants, a member of the National Football Conference and one of the NFL's original franchises. Mr. P. Tisch is co-owner, chairman of the board of directors and co-chief executive officer of the New York Giants.

     During the 1993 football season, WCBS-TV, the Corporation's television station in New York City, acquired from the New York Giants a license to broadcast weekly, pre-game programs entitled THE GIANTS TODAY. As consideration for such license, WCBS-TV paid cash and furnished commercial time during each broadcast for the Giants' use. Additionally, during the 1993 football "pre-season", WCBS-TV acquired from the Giants the broadcast rights to all four of the Giants' "pre-season" football games. As consideration for such rights, WCBS-TV paid the Giants cash and provided commercial time during each broadcast for the Giants' use. The aggregate cash payments to the Giants under both of the above contracts was approximately $1.15 million. The rights payments to the New York Giants by WCBS-TV were not shared with the NFL or other League teams. In each of the above cases, the Corporation believes the payments were reasonable and fair, and the Corporation made a reasonable profit on the broadcasts by way of WCBS-TV's sale of related advertising time.

     In connection with all matters relating to the Board's consideration of matters regarding the NFL and/or the New York Giants, Mr. P. Tisch recuses himself. Accordingly, he neither votes upon nor takes part in any discussion or deliberations regarding the Corporation's relationships, contractual or otherwise, with the NFL or the New York Giants.

     Certain other entities for whom one or more directors of the Corporation serve as a director or trustee have or may have incurred advertising expenditures on a CBS network or on a CBS-owned television or radio station. Any such advertising expenditures would have been in the ordinary course of business, at customary rates, terms and conditions and in amounts not material to the Corporation or, presumably, the advertiser.

      PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to the Corporation as of December 31, 1993, of the Corporation's common stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, of each entity or person known by the Corporation to own 5% or more of the outstanding shares of each class of the Corporation's capital stock, each incumbent director-nominee, the chief executive officer and the four other most highly compensated executive officers (collectively hereafter referred to as the "Named Officers") and, as a group, such director-nominees, Named Officers and other executive officers. Since the table reflects beneficial ownership determined pursuant to the applicable rules of the Securities and Exchange Commission, the information is not necessarily indicative of beneficial ownership for any other purpose.

                           PRINCIPAL SHAREHOLDERS(1)

                                       NUMBER OF
                                       SHARES OF
                                      COMMON STOCK      PERCENT OF
                                      BENEFICIALLY     COMMON STOCK
           NAME OF OWNER                 OWNED         OUTSTANDING
- - ------------------------------------  ------------     ------------
Loews Corporation(2)................   3,029,375             19.56%
667 Madison Avenue
New York, N.Y. 10021
DIRECTORS AND EXECUTIVE OFFICERS
Laurence A. Tisch...................   3,061,025(3)(4)       19.77%(3)
Michel C. Bergerac..................          96       less than 1%
Harold Brown........................         100       less than 1%
Ellen V. Futter.....................          28       less than 1%
Henry A. Kissinger..................       6,500(5)    less than 1%
Henry B. Schacht....................         746       less than 1%

                                       NUMBER OF
                                       SHARES OF
                                      COMMON STOCK                    PERCENT OF
                                      BENEFICIALLY                   COMMON STOCK
           NAME OF OWNER                 OWNED                       OUTSTANDING
- - ------------------------------------  ------------                   ------------
Edson W. Spencer....................         375                     less than 1%
Franklin A. Thomas..................         103                     less than 1%
Preston R. Tisch....................   3,029,375(3)                        19.56%(3)
James D. Wolfensohn.................       3,472(6)                  less than 1%
Howard Stringer.....................      10,567(4)(7)               less than 1%
Peter A. Lund.......................       4,540(4)(7)               less than 1%
Eric W. Ober........................      10,472(4)(7)               less than 1%
Jeffrey F. Sagansky.................       2,731(4)(7)               less than 1%
All of the above directors and Named
  Officers and all other executive
  officers as a group (23
  persons)..........................     3,150,634(4)(5)(6)(7)(8)(9)       20.35%(3)

- - ------------

(1) As of the Record Date, several persons, not hereafter disclosed, were known to the Corporation to be the beneficial owners of more than 5% of the outstanding Series B preference stock. Such shares are voted together with the common stock as a single class on every matter submitted to the Annual Meeting, and no beneficial owner of more than 5% of the Series B preference stock owned more than 5% of the securities entitled to vote at the Meeting as a single class.

(2) Loews has advised the Corporation that all such shares are owned and held of record by L.T. Holding Corp., a Delaware Corporation which is a wholly-owned subsidiary of Loews.

(3) Includes 3,029,375 shares of CBS common stock owned by Loews Corporation through L.T. Holding Corp. Mr. L. Tisch is chairman of the board and co-chief executive officer of Loews, and his brother, Mr. P. Tisch, is a director and president and co-chief executive officer of Loews. In the aggregate, Mr. L. Tisch and Mr. P. Tisch own approximately 31% of Loews's outstanding stock; each of them disclaims beneficial ownership of the 3,029,375 shares of CBS common stock owned beneficially by L.T. Holding Corp.

(4) Includes shares which may be acquired, within 60 days of the date hereof, upon the exercise of outstanding stock options as follows: 31,650; 10,000; 3,450; 9,550; 2,150 and 101,600 shares of common stock by Messrs. L. Tisch, Stringer, Lund, Ober, Sagansky and the group, respectively. The Named Officers and other executive officers each disclaim beneficial ownership of all of such shares underlying presently exercisable stock options held by each of them.

(5) Includes 6,000 shares of CBS common stock owned as of December 31, 1993 by trusts established under the will of William S. Paley, of which Dr. Kissinger is one of six trustees. Dr. Kissinger shares investment and voting power with respect to these shares with the other trustees and disclaims beneficial ownership of all 6,000 shares.

(6) Includes 1,920 shares of CBS common stock, 772 of which are owned by a trust (of which his children are beneficiaries) and the balance by a foundation established by Mr. Wolfensohn. Mr. Wolfensohn disclaims beneficial ownership of such shares.

(7) Includes shares of common stock held, on December 31, 1993, by the Fund,* as to which voting (but not investment) power is held, as follows: 567; 990; 916; 81 and 7,404 shares of common stock by Messrs. Stringer, Lund, Ober, Sagansky and the group, respectively. Mr. L. Tisch does not participate in the Employee Investment Fund.

(8) Includes 65 phantom shares of common stock credited, at December 31, 1993, to one executive officer's account under the CBS Deferred Additional Compensation Plan.**

(9) The total includes the 3,029,375 shares of CBS common stock owned by L.T. Holding Corp. being counted once.
- - ---------------

 * The Fund is a qualified 401(k) plan which is available to regular, full-time, non-union employees (as well as per diem and part-time employees who work 1,000 or more hours in an "anniversary" year and those union employees whose unions have collectively bargained for participation) who have completed one year of service. The Fund provides that each employee electing to participate designates a percentage (subject to specified limitations) of his or her base pay as a "basic contribution." CBS and participating subsidiaries contribute an amount equal to the participant's basic contributions. A participant may also make a voluntary contribution in excess of his or her basic contribution (subject to a limit on total participant contributions of 12 1/2% of base pay) which are not matched by the employer.

   As directed by the participant, his or her contributions are invested in (and, subject to general rules, may from time to time be transferred among) one or more of the following four investment funds: an equity fund, a fixed income fund, a fund consisting principally of shares of CBS common stock or a composite fund. The amounts attributable to a participant's contributions are fully vested at all times. Employer matching contributions are invested in a fund consisting of shares of CBS common stock and vest at the rate of 33 1/3% for each year of a participant's service. Transfers from this fund to any of the investment funds are not permitted, except for limited transfers by employees age 55 and over.

   Following termination of employment, the values in the Fund as a result of a participant's contributions and the vested amounts attributable to employer matching contributions become payable to the participant in accordance with such settlement option as the participant elects. The Fund also permits participants, while employed, to borrow against the account balances represented by their contributions and the related earnings thereon, and to make limited withdrawals, in cash only, under specified circumstances.

** Under the CBS Deferred Additional Compensation Plan (the "DAC"), a participant in the CBS Additional Compensation Plan may elect annually to defer the receipt of, and the payment of income taxes on, up to 75% of his or her annual bonus award, such deferred amount to be credited, at the election of the participant, to an account consisting of "phantom shares" of common stock, an interest-bearing account or a combination of both. "Phantom shares" are deemed to be acquired on the date deferred bonus would otherwise have been payable at a price per share equal to the market value of CBS common stock (as defined in the DAC), and such "phantom shares" are credited with future dividends declared on CBS common stock as though they were outstanding. Upon retirement or termination, payment from applicable selected account(s) is made in the method prescribed under the DAC. In respect of "phantom shares," amounts paid to participants are taxable as wages at the time of distribution.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation received by the chief executive officer and the four other most highly paid executive officers for services in all capacities to the Corporation for the fiscal years 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM         ALL OTHER
                                        ANNUAL COMPENSATION                   COMPENSATION     COMPENSATION(1)
                        ---------------------------------------------------   -------------   ------------------
                                                                                 AWARDS
                                                                              -------------
                                                                                  STOCK
  NAME AND PRINCIPAL                                        OTHER ANNUAL         OPTIONS
       POSITION         YEAR     SALARY      BONUS(2)     COMPENSATION(3)          (#)
- - ----------------------  ----   ----------   ----------   ------------------   -------------
Laurence A. Tisch.....  1993   $1,025,065   $  900,000         $  N/A             8,500            $153,864
Chairman, President
  and                   1992      973,012      600,000            N/A             8,500             139,693
  Chief Executive
  Officer               1991      927,885      455,000            N/A             7,300             122,537
Howard Stringer.......  1993    1,190,385      300,000(4)         N/A             4,000              44,993
President,
  CBS/Broadcast         1992      682,115    1,300,000(5)         N/A             4,000              25,182
  Group                 1991      640,577      280,000            N/A             4,000              22,347
Peter A. Lund.........  1993      475,000      350,000            N/A             2,400              23,766
Executive Vice
  President,            1992      435,769      225,000            N/A             2,400              19,826
  CBS/Broadcast Group   1991      425,000      225,000            N/A             2,200               4,928
  and President, CBS
  Television Network
Eric W. Ober..........  1993      475,000(6)   213,750            N/A             2,200              25,303
President, CBS News     1992      441,154      191,250            N/A             2,200              21,135
  Division              1991      425,000      191,250            N/A             2,200              15,421
Jeffrey F. Sagansky...  1993      500,000    7,325,000(7)         N/A             2,200              13,263
President, CBS
  Entertain-            1992    1,000,000    5,120,000(7)         N/A             2,200              10,605
  ment Division         1991      500,000      547,000(7)         N/A             2,200               4,713

- - ------------

(1) Amounts of All Other Compensation include amounts contributed by the Corporation for or on behalf of the Named Officers under the Fund (described in the supplemental material to footnote (7) on page 12) and amounts paid by the Corporation in each such fiscal year for premiums for life insurance coverage* which is not otherwise available under the Corporation's standard life insurance plan for executive employees. The respective amounts paid for such life insurance coverage for each of the Named Officers in each of the last three fiscal years are set forth in the following table.

                                                          1993         1992         1991
                                                        --------     --------     --------
        Mr. Tisch.....................................  $153,864     $139,693     $122,537
        Mr. Stringer..................................    37,918       18,905       15,909
        Mr. Lund......................................    16,074       12,018        2,701
        Mr. Ober......................................    16,467       11,981        8,754
        Mr. Sagansky..................................     7,367        5,269        1,134

   Mr. L. Tisch does not participate in the Fund. The respective amounts contributed to the Fund on behalf of each of the four other Named Officers in each of the last three fiscal years are set forth in the following table.

                                                          1993         1992         1991
                                                        --------     --------     --------
        Mr. Stringer..................................  $  7,075     $  6,277     $  6,438
        Mr. Lund......................................     7,692        7,808        2,227
        Mr. Ober......................................     8,836        9,154        6,667
        Mr. Sagansky..................................     5,896        5,336        3,579

(2) Unless otherwise noted, represents amounts awarded under the CBS Additional Compensation Plan for the respective fiscal years, although paid in the first quarter of the following fiscal year.

(3) The only applicable amount to be included in this column would be perquisites, and the value of such benefits to any Named Officer did not exceed $50,000 in any of the three fiscal years.

(4) The small variance between the amounts reflected in the Salary and Bonus columns and the guaranteed amount payable to Mr. Stringer for the first contract year under his employment agreement, described beginning on page 16, is attributable to such contract year commencing during the first week of the fiscal year reported upon in the Summary Compensation Table.

(5) The 1992 bonus amount includes $1,000,000 paid as a signing bonus pursuant to Mr. Stringer's employment agreement with the Corporation, which is described beginning on page 16.

(6) The small variance reflected between the amounts set forth in the Salary column and the base salaries provided for in Mr. Ober's employment agreement, described on page 18, is caused by the fiscal year on which the table presentation is based including periods falling within two contract years for which differing rates of base salary are paid.

(7) The bonus amounts paid to Mr. Sagansky include: for 1993, $1,000,000 paid as a result of CBS's having achieved a "First Standing" (as defined in the description of his employment agreement beginning on page 18) during the primetime daypart for the 1992-93 broadcast season, $6,075,000 in other incentive compensation (which was earned and accrued in 1993 but paid in February 1994) and $250,000 under the CBS Additional Compensation Plan; for 1992, (i) a $2,000,000 bonus for "First Standing" during the primetime daypart for the 1991-92 broadcast season, (ii) $370,000 in other incentive compensation (which was earned and accrued in 1992 but paid in February
    1993), (iii) a $250,000 payment under the CBS Additional Compensation Plan, and (iv) retroactive adjustments of $1,250,000 per annum to the base compensation of $500,000 which had been paid to him for each of the 1990 and 1991 contract years; and for 1991, a payment of $250,000 under the Additional Compensation Plan and an amount of $297,000 for incentive compensation earned and accrued in 1991 but paid to him in February 1992.

 * Life Insurance. Although premium payments are made by the Corporation, the policy is wholly owned by each Named Officer. All premium payments made by the Corporation are taxable income to the Named Officer. Except for the right to discontinue payments, the Corporation has no rights whatsoever in respect of this insurance. The insurance is portable and may be continued by the Named Officer upon termination of his employment with CBS. Since the Corporation has no indicia of ownership, such insurance is not split-dollar life insurance. In addition to the Named Officers, 23 other executive officers and other key employees are provided with such insurance.

OPTION GRANTS

     Shown below is further information on grants of stock options pursuant to the Corporation's 1983 Stock Rights Plan, as amended, during the fiscal year ended December 31, 1993, to the Named Officers who are set forth in the Summary Compensation Table on page 13. No stock appreciation rights have been granted under such Plan since fiscal year 1991. The Stock Rights Plan has been approved by the Corporation's shareholders and by its terms limits to 15,000 or less the number of options that can be granted to a participant in a plan year.

                             OPTION GRANTS IN 1993

                             NUMBER OF
                             SECURITIES   % OF TOTAL OPTIONS    EXERCISE
                             UNDERLYING       GRANTED TO        OR BASE
                              OPTIONS        EMPLOYEES IN        PRICE      EXPIRATION   GRANT DATE PRESENT
           NAME              GRANTED(1)      FISCAL YEAR         ($/SH)        DATE          VALUE $(2)
- - --------------------------   ----------   ------------------    --------    ----------   ------------------
Laurence A. Tisch.........      8,500             9.1%          $237.125       5/12/03        $741,710
Howard Stringer...........      4,000             4.3            237.125       5/12/03         349,040
Peter A. Lund.............      2,400             2.6            237.125       5/12/03         209,424
Eric W. Ober..............      2,200             2.4            237.125       5/12/03         191,972
Jeffrey F. Sagansky.......      2,200             2.4            237.125       5/12/03         191,972

- - ------------

(1) All options were granted on May 12, 1993. Options remain outstanding for 10 years and become exercisable cumulatively in annual installments of 25% commencing on the first anniversary of the date of grant so long as employment with the Corporation continues. Options otherwise exercisable may be exercised within the following periods of time when employment is terminated for the indicated reason: 90 days following the optionee's termination of employment, except when termination is for cause, one year following the death of the optionee and three years following the retirement or disability of the optionee. All outstanding options held by an optionee who voluntarily resigns are terminated effective as of his or her resignation date. All options were granted with an exercise price equal to the closing price on the New York Stock Exchange--Composite Transactions of the Corporation's common stock on May 12, 1993.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The stock volatility and dividend yield used in the calculation are based on five years of market data ended 4/30/93. The risk-free interest rate assumed is based on the interest rate on the grant date for a zero coupon government bond with a 10-year maturity.

    The following assumptions were used in determining the option valuation:

        Stock Volatility............................................    0.2004
        Dividend Yield..............................................      1.45%
        Risk Free Interest Rate.....................................      6.00%
        Stock Price on May 12, 1993.................................  $237.125

     Resulting values were not reduced to reflect vesting restrictions or the Corporation's prior experience with forfeitures.

OPTION/SAR EXERCISES AND YEAR-END VALUES

     Set forth below is information with respect to the unexercised options to purchase the Corporation's common stock granted in 1993 and prior years under the Corporation's 1983 Stock Rights Plan, as amended, to the Named Officers and held by them at December 31, 1993.

                    AGGREGATED OPTION/SAR EXERCISES IN 1993
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on Option/SAR exercises in fiscal year 1993 by the Named Officers and the values of such officers' unexercised Options/SAR's at December 31, 1993.

                                                                                       VALUE OF
                                                                NUMBER OF             UNEXERCISED
                                                               UNEXERCISED           IN-THE-MONEY
                                                             OPTIONS/SARS AT        OPTIONS/SARS AT
                                                               FY-END (#)            FY-END ($)(1)

                       SHARES ACQUIRED         VALUE          EXERCISABLE/           EXERCISABLE/
        NAME           ON EXERCISE (#)      REALIZED ($)      UNEXERCISABLE          UNEXERCISABLE
- - ---------------------  ----------------     ------------     ---------------     ---------------------
Laurence A. Tisch....            0           $         0       23,925/20,175     $2,665,300/$1,699,650
Howard Stringer......        9,750(2)          1,049,200        6,000/10,000        672,625/   859,875
Peter A. Lund........            0                     0        1,700/ 5,300        199,688/   439,388
Eric W. Ober.........          700               154,300        7,400/ 5,450        862,650/   467,625
Jeffrey F.
  Sagansky...........        3,150               231,963            0/ 5,450              0/   467,625

- - ------------
(1) Based on the December 31, 1993 closing price on the New York Stock Exchange--Composite Transactions of the Corporation's common stock.

(2) The entire number of shares reflected consisted of SARs surrendered to the Corporation for cash.

EMPLOYMENT CONTRACTS

     Four of the Named Officers are party to employment agreements with the Corporation. Set forth below is a brief description of each such agreement.

     Howard Stringer. Mr. Stringer and the Corporation are parties to an employment agreement which was executed and delivered on December 22, 1992 and terminates on February 28, 1997. Such agreement provides that the aggregate of base salary and bonuses to be paid to Mr. Stringer in each of the four contract years (the 12-month period January 4-January 3) shall not be less than $1,500,000 in each of the first two years, $1,750,000 in the third year and $2,000,000 in the fourth year. Of these amounts, $300,000 for each of the first two years and $350,000 and $400,000 for the third and fourth years, respectively, are guaranteed bonus payments, each of which is payable in February following the end of the applicable contract year. Mr. Stringer's right to receive payments under the Additional Compensation Plan is not affected by this arrangement; however, the agreement provides that any award to him under such plan for a given calendar year shall be reduced by the amount of the guaranteed bonus payment for that year. For the last two months of the contract term, Mr. Stringer will be paid an aggregate of $333,333, which includes base salary and applicable bonus. If, during its term, CBS should terminate the agreement without cause (as defined), Mr. Stringer is guaranteed severance pay in an amount not less than the balance due under the agreement, which, irrespective of the date of any termination of the agreement, shall not be less than one year's guaranteed salary and bonus at the existing rate at the time of such termination.

     Upon the happening of events that the parties have agreed will constitute a change in control, Mr. Stringer may resign from CBS, and all the compensation terms of the agreement will be honored.

     Peter A. Lund. The Corporation and Mr. Lund have entered into a new four-year employment agreement which terminates on January 2, 1998. This agreement cancelled and superseded a prior agreement which otherwise would have terminated on October 8, 1994. The compensation paid to Mr. Lund for the 1993 fiscal year, as set forth in the Summary Compensation Table on page 13, includes the base salary provided for under the prior agreement while the amount of guaranteed bonus for 1993 ($100,000 more than provided for under the old agreement) is one of the terms of the new agreement.

     Under the new agreement, Mr. Lund will be paid a base salary of $550,000 per annum for each of the first two contract years (the 12-month period January 3-January 2) and $650,000 for each of the remaining two contract years. Minimum guaranteed bonuses are to be earned and accrued for each of the four contract years 1994-1998, such bonuses to be paid before March 1 in the year following the contract year in which earned. Such guaranteed bonuses shall be $250,000 per annum for each of the first two contract years and $275,000 per annum for each of the remaining two contract years. Any bonus paid from the CBS Additional Compensation Plan is first credited against the guaranteed bonus amount payable for the applicable contract year.

     The agreement also provides for deferred compensation of $1,000,000 plus interest to be accrued on a quarterly basis and based on the applicable 13-week Treasury Bill rate in effect at the beginning of each quarter (the first quarter however to commence on the date the agreement was executed [January 31, 1994] and end March 31, 1994). Such deferred compensation payments are not funded and are not payable from general corporate assets. Commencing January 2, 1999, deferred compensation plus accrued interest shall be paid in five annual payments, pursuant to an agreed upon formula. Mr. Lund has no right to accelerate any of such payments.

     If Mr. Lund should voluntarily elect to terminate his employment (other than as a result of the Corporation's having substantially diminished his duties) or if the Corporation should terminate him for cause (as defined), he would forfeit all rights to such deferred compensation.

     If the Corporation should voluntarily terminate Mr. Lund for reasons other than cause, he is entitled to the greater of (i) one year's base salary plus guaranteed bonus (based on the amounts applicable at the time of termination), or (ii) the amount of severance pay payable to him under the Corporation's then applicable policy with respect to severance compensation. Current severance policy as applicable to Mr. Lund would entitle him to one week of severance pay for each year of service, plus, at the discretion of senior management, supplemental severance. The Corporation's policy with respect to supplemental severance is currently based on a schedule pursuant to which, depending upon an executive's job category and base salary, additional severance pay ranging from two weeks to 44 weeks may be granted. Based on Mr. Lund's job category and salary, he would be considered for a maximum of 44 weeks of supplemental severance pay. In addition, if he were terminated by the Corporation for reasons other than for cause, Mr. Lund would not forfeit his rights to the deferred compensation payments described above.

     Eric W. Ober. As of September 1, 1990, the Corporation agreed to a four year and four month contract with Mr. Ober which provides for his employment as an executive of the CBS News Division. By its terms, the agreement terminates on December 31, 1994. Mr. Ober received a base salary of $425,000 for each of the first two contract years and $475,000 for the third contract year (the 12-month period September 1-August 31). For the fourth contract year, Mr. Ober is being paid a base salary of $475,000 and for the four-month period ending December 31, 1994 he will receive a prorated payment calculated on the basis of an annual salary of $525,000. Minimum guaranteed bonuses are payable to him in February during each calendar year 1992 through 1995. Such minimum bonus amount was $191,250 in 1992 and 1993, and $213,750 in 1994. The minimum bonus amount to be paid in 1995 is $213,750. Any bonus paid to Mr. Ober under the CBS Additional Compensation Plan is first credited against the minimum bonus amount payable to him in the applicable calendar year pursuant to his employment agreement.

     In the event of termination for reasons other than cause (as defined), Mr. Ober is entitled to severance pay equal to the greater of (i) the aggregate amount of unpaid base salary provided for under the agreement or (ii) the amount payable to him under the Corporation's severance policy as in effect on September 1, 1990. Based on his 28 years of service, Mr. Ober would receive 37 weeks of severance pay and, by reason of his current job category and salary, he would be considered for a maximum of an additional 44 weeks of supplemental severance pay. If the Corporation should not continue Mr. Ober's employment at the conclusion of the employment term, he will receive severance pay in accordance with the Corporation's severance policy as in effect on September 1, 1990. Should the Corporation not continue Mr. Ober in the position of President of the CBS News Division, Mr. Ober may elect to terminate his employment and receive that amount of severance pay that would be payable were he terminated by CBS without cause as described above.

     Jeffrey F. Sagansky. The Corporation and Mr. Sagansky are parties to an employment agreement (the "Agreement") covering the period January 1, 1990 through June 30, 1994. The Agreement provides, inter alia, that the amount of guaranteed compensation (as opposed to contingent compensation) that will be paid to Mr. Sagansky during the entire employment term shall be not less than $6,500,000. Of such amount, $6,000,000 has been paid as of year-end 1993. Because of the Entertainment Division's outstanding performance under Mr. Sagansky's leadership, the Corporation believed it appropriate and warranted to increase the compensation previously paid to him. Accordingly, as of July 1, 1992, modifications to the Agreement retroactively adjusted the $500,000 Annual Base Salary for the respective Contract Years ended December 31, 1990 and 1991 by $1,250,000 per annum, which was paid to him in 1992. Such aggregate amount of $2,500,000 is included within the guaranteed aggregate amount payable under the Agreement. The Agreement provided for an Annual Base Salary of $1,000,000 for the 1992 Contract Year and $500,000 for the 1993 Contract Year. For the one-half Contract Year, which ends June 30, 1994, Mr. Sagansky's Base Salary is $250,000.

     For each of the four Contract Years Mr. Sagansky received an award of $250,000 under the CBS Additional Compensation Plan, and he will receive an equal amount for the one-half Contract Year ending June 30, 1994.

     The Agreement provided for contingent incentive compensation payments of $2,000,000 and $1,000,000, respectively, each of which was earned as a result of the CBS Television Network's having achieved a First Standing for the broadcast season ended in April 1992 and April 1993, respectively. (A First Standing is defined as delivering the largest measured average minute primetime entertainment television household audience during the 30-week broadcast season concluding in April [or any other industry-designated broadcast season which is substituted in lieu thereof].) If the CBS Television Network achieves a First Standing in the broadcast season ending April 1994, Mr. Sagansky shall be entitled to a contingent incentive payment of $1,000,000, provided that, in the event of certain personnel changes within the Entertainment Division, which are not expected to occur, the amount of such incentive payment for a 1994 First Standing, if earned, would increase to $2,000,000. In addition, if the CBS Television Network achieves a First Standing for the entire broadcast season ending April 1994, and the CBS Television Network achieves a First Standing in the first broadcast season thereafter, Mr. Sagansky shall be entitled to a contingent incentive payment of 50% of the otherwise applicable amount.

     If the CBS Television Network does not achieve a First Standing for the entire broadcast season ending in April 1994, Mr. Sagansky would earn a reduced incentive payment (60% of the amount otherwise payable for a First Standing for the entire broadcast season) should the CBS Television Network achieve a First Standing in only the second half (the last 15 weeks) of such broadcast season. Finally, were the reduced payment described in the preceding sentence earned, Mr. Sagansky could earn an additional reduced incentive payment (40% of the amount that would otherwise have been payable for a First Standing in the entire 1994 season) should the CBS Television Network achieve a First Standing in the first half (the first 15 weeks) of the 1994-95 broadcast season.

     The Agreement further provides that during the employment term, and, in the fiscal year immediately following the employment term, Mr. Sagansky is eligible to earn certain other additional contingent incentive compensation. If earned in the applicable fiscal year, such incentive compensation is based upon a percentage of the profit improvement from CBS's primetime entertainment programming in such fiscal year over the base amount earned by such programming in the fiscal year ended December 31, 1989. For each of the Contract Years ended December 31, 1991 through 1993, amounts of $297,000, $370,000, and $6,075,000, respectively, were earned and accrued, and such amounts were paid in February of the following year. These amounts are reflected in the applicable Bonus column in the Summary Compensation Table on page 13. Also, in each of the four fiscal years following the employment term (1994 through 1997), Mr. Sagansky is eligible to earn additional incentive compensation based on the amount of syndication profit of primetime entertainment programming developed by the CBS Entertainment Division during the employment term. The formulae for determining the respective bonus amounts are set forth in the employment agreement. The amount of each such bonus is initially determined by the Corporation and in the case of the profit improvement bonus Mr. Sagansky may request (although he never has) that such calculation be confirmed by the Corporation's independent auditors. Mr. Sagansky has the right to audit the accuracy of the amounts so determined, and any dispute thereunder is to be determined pursuant to arbitration as provided for in the employment agreement.

     In the event of Mr. Sagansky's death, his estate is entitled to receive a portion of the payments that would otherwise be payable to him.

     The Agreement also provides that either party may terminate the employment relationship upon the happening of certain events defined to constitute cause. In the event CBS terminates for cause, it is obligated to pay Mr. Sagansky accrued but unpaid compensation to the termination date, plus the sum of (a) his Additional Compensation Plan award for the year in which termination occurs, prorated to his termination date, (b) any bonus payable for a First Standing in the broadcast season concluding on the date first following his date of termination, and (c) the amount of any annual profit improvement bonus otherwise payable for the year in which termination occurs, prorated to the date of termination. In the event Mr. Sagansky has the right to, and elects to, terminate for cause, he would be entitled to severance compensation equal to the sum of (i) $6,500,000, minus all amounts of guaranteed compensation paid under the Agreement to the date of termination, (ii) the amount of any bonus otherwise payable for a First Standing for either the broadcast season in which termination occurs or the broadcast season following the date of termination when termination occurs not within a broadcast season, (iii) 50% of any bonus otherwise payable for a First Standing in the broadcast season immediately following the broadcast season giving rise to a payment under (ii) above, (iv) depending on the date when termination occurs, up to either 175% or 120% of awards under the Additional Compensation Plan payable for the year in which termination occurs and the following year, (v) an additional 50% of any bonus otherwise payable for a First Standing, if such First Standing is achieved within two broadcast seasons following termination, and (vi) an additional annual profit improvement bonus calculated on the same basis as such annual profit improvement bonus for the preceding two years.

     In the event of a change in control (as defined), Mr. Sagansky may elect to terminate his employment, in which event he shall receive as a severance payment an amount equal to the sum of (x) the amount of accrued but unpaid base compensation to the termination date, (y) the prorated amount of the guaranteed Additional Compensation Plan award payable in the Contract Year (or half Contract Year) in which the change of control occurs, plus (z) $5,000,000.

RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees, including the Named Officers, in the earnings and years of service classifications indicated, under the Corporation's retirement plans which cover the Named Officers and other salaried employees on a non-contributory basis. Included within such plans is the CBS Pension Plan, an IRS-qualified defined benefit plan, the Corporation's Supplemental Executive Retirement Plan ("SERP"), an unfunded plan which provides for recognition for pension purposes of 50% of annual bonus paid under the CBS Additional Compensation Plan, and additional unfunded plans that provide for the payment of benefits in excess of amounts permissible to be paid by tax-qualified benefit plans under IRS regulations.

     The applicable benefit payable under the Pension Plan is the sum of: 1.3% of Final Average Compensation up to the Social Security covered compensation base times years of Credited Service (not to exceed 35) plus 1.7% of Final Average Compensation in excess of the Social Security covered compensation base times years of service (not to exceed 35). Benefits under the Pension Plan are made from the related trust under the Pension Plan, while benefits in excess of amounts permitted by IRS regulation are paid from the unfunded plan with general corporate funds. Final Average Compensation is the average of the participant's highest five consecutive years of earnings out of the last 10 years of service. Earnings include only his/her regular compensation and exclude overtime, bonuses, deferred compensation and additional compensation of any kind.

     The SERP benefit, which is based on 50% of annual bonus payments under the Additional Compensation Plan constituting Average Compensation, is derived by multiplying 1.7% of SERP Average Compensation by years of service (not to exceed
35). SERP Average Compensation is the average of the participant's highest bonuses paid pursuant to the CBS Additional Compensation Plan for five consecutive years (out of the last 10 years of continuous service). All payments in respect of the SERP are unfunded and made from general corporate funds.

     The Corporation's plans provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

     The following table sets forth for a hypothetical employee retiring at age 65 on December 31, 1993, the aggregate benefit payable under both the Pension Plan (including that portion of the benefit payable from an unfunded plan) and the benefit payable under SERP.

                               PENSION PLAN TABLE

    AVERAGE COMPENSATION
    (AVERAGE OF 5 HIGHEST
CONSECUTIVE YEARS INCLUDED IN
 LAST 10 YEARS OF CONTINUOUS
         EMPLOYMENT)
- - -----------------------------
CBS PENSION
 PLAN (AND
  UNFUNDED                                           ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFITS FROM
  BENEFIT                                                COMBINATION OF CBS PENSION PLAN, SERP AND
PLANS, WHERE                                                 APPLICABLE UNFUNDED BENEFIT PLANS
APPLICABLE)      SERP AVERAGE     ----------------------------------------------------------------------------------------
  AVERAGE        COMPENSATION
COMPENSATION       (50% OF                                            YEARS OF SERVICE
   (BASE            ANNUAL        ----------------------------------------------------------------------------------------
  SALARY)           BONUS)           5            10           15           20           25           30            35
- - ------------     ------------     --------     --------     --------     --------     --------     --------     ----------
 $   300,000       $ 67,500       $ 30,783     $ 61,566     $ 92,350     $123,133     $153,916     $184,699     $  215,482
     400,000         96,000         41,706       83,411      125,117      166,823      208,528      250,234        291,940
     500,000        120,000         52,246      104,491      156,737      208,983      261,228      313,474        365,720
     600,000        144,000         62,786      125,571      188,357      251,143      313,928      376,714        439,500
     700,000        168,000         73,326      146,651      219,977      293,303      366,628      439,954        513,280
     800,000        192,000         83,866      167,731      251,597      335,463      419,328      503,194        587,060
     900,000        270,000         98,996      197,991      296,987      395,983      494,978      593,974        692,970
   1,000,000        300,000        110,046      220,091      330,137      440,183      550,228      660,274        770,320
   1,100,000        330,000        121,096      242,191      363,287      484,383      605,478      726,574        847,670
   1,200,000        360,000        132,146      264,291      396,437      528,583      660,728      792,874        925,020
   1,300,000        390,000        143,196      286,391      429,587      572,783      715,978      859,174      1,002,370
   1,400,000        420,000        154,246      308,491      462,737      616,983      771,228      925,474      1,079,720
   1,500,000        450,000        165,296      330,591      495,887      661,183      826,478      991,774      1,157,070

     The credited years of service under the CBS Pension Plan through December 1993 (based on full years, with any portion of a year not being reflected) for Messrs. L. Tisch, Stringer, Lund, Ober and Sagansky were 7, 28, 12, 27 and 4, respectively.

         STOCK PERFORMANCE VERSUS S&P 500 INDEX AND INDUSTRY PEER INDEX

     The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on December 31, 1988, in the Corporation's common stock, the S&P 500 Index and an Industry Peer Index(1) comprised of the common stock of the companies listed below, including CBS. The Industry Peer Index is based on a good faith selection of companies whose operations include broadcasting and/or entertainment activities substantially comparable to those of CBS. The capitalization of each of the companies within the Industry Peer Index has been weighted on a quarterly basis, and the graph assumes reinvestment of dividends.

                    COMPARISON OF 5 YEAR CUMULATIVE RETURNS

                                              INDUSTRY IN-
     MEASUREMENT PERIOD                        DEX (WITH     INDUSTRY IN-
   (FISCAL YEAR COVERED)         S&P 500         PCI)MM      DEX (EX PCI)       CBS
          Q4'88                    100            100            100            100
                                   107            109            105            102
                                   116            133            126            119
                                   129            140            138            123
          Q4'89                    132            138            142            113
                                   128            124            129            107
                                   135            143            154            122
                                   117            112            119            103
          Q4'90                    127            115            119            106
                                   146            116            122            109
                                   145            112            116            106
                                   153            109            115            105
          Q4'91                    165            110            114             94
                                   161            118            118            112
                                   164            126            130            127
                                   169            128            132            143
          Q4'92                    177            133            139            124
                                   185            144            150            143
                                   186            147            149            155
                                   190            182            166            178
          Q4'93                    195            188            179            192

(1) The Industry Peer Index set forth is that used by the Corporation in its 1993 Proxy Statement. The alternative presentation, which depicts the Industry Peer Group ex Paramount Communications, was included for the following reasons. In the Corporation's opinion, the Industry Peer Group's 1993 cumulative shareholder return was distorted by the significant increase in 1993 in the market price of Paramount Communication's common stock, such increase being primarily attributable to a non-recurring, extraordinary event, the competing merger proposals to which Paramount was subject. Also, given the substantial likelihood that at some time in 1994 Paramount Communications will cease to exist in its present form, future presentations relative to the Corporation's Industry Peer Index, revised to omit Paramount, if so required, will be more meaningful.

               BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     CBS's executive compensation program is designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Corporation needs to maximize its return to shareholders. The program is structured on the premise that an executive's compensation should reflect his or her individual performance, the performance of his or her business unit and the overall performance of the Corporation, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program is designed to be flexible in order to ensure that CBS can continue to attract and retain executives with unique and special skills critical to the Corporation's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in general economic conditions and changes in business conditions. The compensation program has three basic elements: base salary, an annual incentive plan and a stock option plan -- each of which is administered by the Compensation Committee.

     Tax legislation enacted in 1993 precludes any public corporation from taking a deduction under Internal Revenue Code Section 162(m) for compensation paid in 1994 and thereafter which is in excess of $1 million per year for any one of its five Named Officers. However, certain performance-based compensation, and compensation payable pursuant to employment agreements entered into before February 17, 1993, are specifically exempted from the deductibility limitation. In December 1993, the Internal Revenue Service issued proposed regulations for implementing this legislation. The regulations will not become final until after a period for public comment and possibly a public hearing thereafter. The Committee has been following this matter closely.

     The Corporation does not have a policy that requires all compensation payable in 1994 and thereafter to Named Officers to be deductible under the newly enacted legislation. Whenever possible, without distorting or discouraging incentives for performance that enhances the Corporation's value, however, the Committee will endeavor to cause such compensation to be structured so that all of it will be tax deductible. In all cases, however, whether or not some portion of a Named Officer's compensation is tax deductible, the Committee will continue to carefully consider the net cost and value to the Corporation of its compensation decisions.

BASE SALARY

     The foundation of CBS's compensation program is base salary. This component of the program has multiple objectives. It is designed to ensure that pay levels are competitive within the markets in which CBS competes. It also seeks to ensure that salary growth is controlled in a manner reflecting CBS's overall financial performance, individual performance and the supply and demand for capable managers. Finally, it is structured to maintain a proportion of base pay to variable pay that is appropriate in light of the economics of the Corporation's business and the industry.

     To verify that base salaries are appropriate and competitive, CBS reviews industry salary surveys and the proxy statements of other media companies. However, some competitive data is not available in proxy statements because reporting structures of the parent companies do not require the disclosure of the pertinent information for the broadcasting or studio divisions. The companies represented in the performance graph (depicted on page 22) participate in at least one of the industry surveys, and their proxy statements are reviewed. Because organization structures are very different, and the business lines and size of companies vary greatly, the Compensation Committee does not believe that it is appropriate compensation philosophy to set salaries at any given competitive position. The various named executives often have considerably different responsibilities and functions in significantly differing organizations from their CBS counterparts. It is therefore important to evaluate salary data; what may appear to be either a high or low salary based on survey data may indeed be an appropriate salary. It is also important to recognize that CBS operates within a relatively small industry; if a competitor seeks to hire an executive, the salary offer is based not on survey data but on the salary necessary to recruit the executive. The salaries of some key executives therefore reflect the compensation package believed to be necessary to retain them.

     The Compensation Committee oversees and administers the base salary component of CBS's compensation program through a variety of overlapping procedures. The Committee reviews the overall budget for salary increases and all executive salary actions involving salaries between $150,000 and $200,000 per year. In addition, the Committee's approval is required for any salary action involving executive officers and any other "non-talent" personnel at or above $200,000 per year. The Committee also reviews the individual salary increases negotiated with "talent" personnel and the overall increases contemplated over the term of talent contracts. Finally, the Committee periodically reviews CBS's overall competitive position with respect to executive salaries and determines the appropriate base salary for the Chief Executive Officer. Each Named Officer, other than Mr. Tisch, is party to an employment agreement which sets his salary during the term of the agreement. Such agreements are described under the caption "Employment Contracts" which commences on page 16.

ANNUAL INCENTIVE PLAN

     The base salary component of CBS's compensation program is supplemented by a short-term annual incentive plan -- the Additional Compensation Plan -- which was authorized by the Corporation's shareholders and is designed to further motivate executives to achieve corporate, business unit and individual objectives. The principal purpose of the plan is to improve the Corporation's annual financial performance by providing participating "key" executives with economic incentives to achieve progressively more challenging annual objectives. To ensure that total payments under the plan reflect shareholders' interests, the aggregate amount available for payment in a given year is specified in the Additional Compensation Plan as an amount equal to 4% of the Corporation's consolidated net profitability in excess of a specified threshold. Accordingly, pursuant to shareholder-approved limitations, the aggregate fund available for short-term annual incentive payments increases when the Corporation has a successful year, and decreases when it has a less successful year. Like the aggregate fund, the fund available to a given business unit varies from year to year. Once the aggregate available fund is calculated, the portion of the fund to be allocated to each business unit is primarily determined based on budget achievement, which may be defined as profit, sales or cost budget. Even if a business unit achieves its budgeted level of profitability, the aggregate funds made available to it under the Additional Compensation Plan may be less than target because other units exceeded their budgets, or because the business unit in question did not achieve its delineated strategic goals, such as increase in market share. The most important measure in determining an individual executive's performance is his or her supervisor's subjective analysis as to the quality of the individual's work throughout the year. Also, performance is evaluated in part on the basis of the executive's contribution to the achievement of significant quantitative and qualitative goals of his or her business unit and in part on his or her achievement of such individual quantitative goals (for example, cost reduction or sales performance) as are appropriate to the executive's position. The significant quantitative goals in 1993 were budget achievement and increases in or the maintenance of ratings and market share. In general, the Corporation's business units in 1993 satisfactorily performed against, or in some cases significantly exceeded, budget. Furthermore, because CBS won the 1993 primetime ratings "race" and was strong or dominant in other dayparts, it increased or maintained its ratings performance and market share. The evaluation of an individual's performance is also influenced by reference to qualitative goals, such as effectiveness in managing the development of women and minorities and effectiveness in responding to changing business conditions.

     As approved, the plan has a carry-forward feature whereby any amount available for distribution but not distributed in a given year is carried forward and added to the aggregate of such amounts available from prior years. The aggregate amount of such carry forward is available for awards in any year, including a year in which the Corporation experiences an operating loss. At December 31, 1993, such carry-forward amount was $72,290,000.

     Because each individual's payment reflects achievement of individual objectives, a payment of short-term incentive compensation to an individual may be at "target" or in excess of "target," even in a year when the overall corporate or unit payment is less than target. This ensures that successful business units and/or individual executives who are successful in achieving the Corporation's goals are appropriately rewarded. Any guaranteed bonuses provided for in employment contracts are paid out of the aggregate bonus fund available. The Compensation Committee reviews and approves both the individual awards to eligible executives and the overall fund to ensure that the aggregate payment reflects the Corporation's overall financial performance.

     In approving the awards for 1993, the Compensation Committee had no written formula or previously established written criteria upon which to base such awards. The Corporation's profitability was the primary measure of performance in determining the awards to executive officers. In 1993, the Corporation increased its profitability to record levels. Secondary considerations included a specific business unit's level of profitability in 1993 and its performance against budget. In 1993, the relevant business units as a group generally met or exceeded their profitability targets. Finally, the evaluation of an executive's overall job performance by his or her superiors was then taken into consideration in determining the amount proposed by management to the Compensation Committee as the individual's proposed incentive award under the Additional Compensation Plan. The Committee confirmed the propriety of these criteria as the bases for determining the awards for 1993. Based on such criteria, the Committee duly aproved and authorized the payment of 1993 awards to the executive group in accordance with the proposals of management.

     In the case of Mr. Sagansky, the criteria for paying both the First Standing bonus and the primetime entertainment bonus he received in respect of 1993 compensation are stipulated in his employment agreement. The Compensation Committee therefore does not exercise any discretion with respect to the amounts of these awards. These criteria are described beginning on page 18.

LONG-TERM INCENTIVES

     CBS believes that short-term and long-term incentives to executives serve different purposes and should therefore employ different measures of performance and cover different periods of time. Careful, appropriate balance between short-term and long-term plans is the most effective way to align executives' interests with shareholders' interests and to ensure that executives' decisions take appropriate account of both their short-term and long-term consequences.

     CBS's only long-term incentive plan is a non-qualified stock option plan, the CBS Stock Rights Plan, as amended (the "Stock Rights Plan"), which has been approved by the Corporation's shareholders. The Committee administers the plan so that grants and awards thereunder are intended to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. Awards under the Stock Rights Plan are granted only to those executives who are in a position to contribute to the achievement of strategic goals -- for example, the successful pursuit of key business opportunities. The size of an award reflects the Committee's judgment as to the extent to which the executive can contribute to the achievement of such goals. The terms of the Stock Rights Plan limit to 15,000 the number of underlying shares that may be subject to an option in any one year to an individual participant. With respect to this component of compensation, the focus is not on an executive's current or past contribution, but rather on the future impact the executive is expected to have on the Corporation's performance.

     The Compensation Committee does not believe it appropriate to determine current grant size taking into consideration the number of options held by executives. Since past grants were based on the extent to which an executive could contribute to strategic goals at that point in time, it would be inappropriate, for example, when executives are promoted, to increase the size of a grant solely to compensate for smaller grants made in past years. Rather, the newly promoted executive's increased ability to contribute to the achievement of strategic goals should be recognized by a larger current grant which takes account of his or her current job responsibilities.

     The Committee believes that the use of a stock option plan is in the best interests of shareholders. Stock ownership by management and stock-based performance compensation further align management and shareholder interests in increasing the price of the Corporation's common stock and thereby enhancing shareholder value. Consequently, CBS has only a non-qualified stock option plan with grants made at market value. The Committee reviews and approves both the aggregate number of stock options granted and individual executive stock grants.

OTHER EXECUTIVE COMPENSATION

     To the extent necessary to provide a competitive compensation package, certain executive officers, including all Named Officers, are eligible to receive other limited forms of compensation described below.

     The CBS Supplemental Executive Retirement Plan ("SERP"), approved by the shareholders at the 1981 Annual Meeting, is an unfunded retirement plan which provides retirement benefits supplementing those provided by the CBS Pension Plan. Since a significant portion of an executive officer's total compensation is excluded from "covered compensation" under the CBS Pension Plan, SERP is intended to provide retirement benefits that bear a more appropriate relationship to total compensation. SERP recognizes 50% (or in a few cases 100%) of bonuses paid to participants under the Additional Compensation Plan by including these sums in

"covered compensation" for the purpose of calculating the SERP portion of an employee's retirement benefits. The practice of providing SERPs to key employees is widespread, and the maintenance of such a plan is a competitive necessity to attract and retain key executives. Similarly, a limited number of key executives receive supplemental life insurance.

     At present, the only perquisite provided by CBS is a standard chauffeured automobile or a car allowance. This is provided only to a few key executives and only when dictated by competitive practice. A very limited number of executive officers at CBS are in unique positions to influence substantially the Corporation's success and future. With respect to these executives, the Committee has deemed it appropriate for the Corporation to enter into employment agreements for varying fixed terms, which in some cases provide special performance-based compensation arrangements -- e.g., a bonus for achieving the highest primetime entertainment rating among the television networks.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Since becoming President and Chief Executive Officer in 1987 and subsequently Chairman in 1990, Laurence A. Tisch has refocused the Corporation's strategy, moderated cost growth and enhanced CBS's competitive position. CBS's shareholders realized a total return of 92% on their investment during the five-year period from the fourth quarter of 1988 to the fourth quarter of 1993.

     There were several significant accomplishments in 1993 by Mr. Tisch and his executive management team. CBS achieved record profits in 1993 and successfully entered the late night time period with the LATE SHOW WITH DAVID LETTERMAN. The Network won the primetime ratings "race" for the second consecutive television season, which ended in April 1993, and continued its success into the 1993-1994 season, ranking number one in primetime, daytime and late night entertainment. Airing the Olympic Winter Games in February 1994 enhanced that success. Achieving first place in primetime ratings has had a substantial direct impact on the unit prices charged by CBS for commercial inventory. In 1993, CBS increased its profitability and had a 41% return on average shareholders' equity based on income from continuing operations.

     On July 12, 1993, Mr. Tisch received a 7.6% increase to base salary. Granted 15 months after his last increase, this represents an annualized increase of 6.1%. He also received an annual bonus payment of $900,000, which represents 151.4% of target, and a grant of 8,500 non-qualified stock options. As a participant in the Senior Executive Life Insurance Plan, Mr. Tisch is insured for five times his annual base salary. The premium for this insurance in 1993 was $153,864. CBS pays the premium for this coverage, and Mr. Tisch is taxed on the full cost. A significant portion of the increase in Mr. Tisch's 1993 cash compensation over his 1992 cash compensation is the increase in his bonus payment. This is a direct result of the improved profitability of CBS. Mr. Tisch's 1993 stock option grant, which was maintained at 8,500 shares, will reward Mr. Tisch only to the extent that he is successful in continuing to increase the success and profitability of the Corporation in a manner that will benefit all shareholders.

     As is the case with other executive officers not covered by contracts, the most important measure of corporate performance considered by the Compensation Committee in determining Mr. Tisch's bonus under the Additional Compensation Plan was the Corporation's net profitability in 1993. Given his responsibility for the overall performance of the Corporation, return on average common equity was also a significant determinant.

The Committee evaluated Mr. Tisch's overall performance during 1993 as having been superior. Other objective measures of performance in 1993, which were not afforded equal weight with the above financial results in forming the basis for such evaluation, were the Corporation's continuing to win the primetime ratings "race" and successfully entering the late night daypart. Given the increasingly complex business environment in the entertainment industry and the many changes that will occur with the implementation of an advanced telecommunications network for this country, Mr. Tisch's strategic decisions will be critical to the success of CBS. The Compensation Committee, therefore, determined a grant of 8,500 shares was appropriate.

                                          Compensation Committee of the Board of
                                          Directors

                                              Franklin A. Thomas, Chairman
                                              Harold Brown
                                              Henry B. Schacht

                      2.  ELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the CBS Board has the responsibility each year, on behalf of management and pursuant to the plan adopted by the shareholders at the 1941 Annual Meeting, to nominate a firm of independent certified public accountants to serve as the independent auditors for the Corporation from the date of their election by the shareholders until the next Annual Meeting of Shareholders. The Committee has nominated Coopers & Lybrand, and this firm has advised the Committee that it is willing to serve on the terms and conditions provided for in said plan. The Board has ratified this nomination. If Coopers & Lybrand is not elected, or if elected it subsequently should decline to serve or its engagement by the Corporation should otherwise terminate, the Board will appoint other independent auditors.

     Coopers & Lybrand served as independent auditors for the Corporation for the fiscal year ended December 31, 1993. Representatives of the firm will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

       3.  SHAREHOLDER PROPOSAL CONCERNING A LIMIT ON TERMS OF DIRECTORS

     Mrs. Evelyn Y. Davis, the owner of 20 shares of CBS common stock, whose address is Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has given notice that she intends to present for action at the Annual Meeting the following resolution:

"RESOLVED: That the stockholders of CBS recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

     The statement made by Mrs. Davis in support of her resolution is as follows:

"The President of the U.S.A. has a term limit, so do Governors of many states.

"Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

"No director should be able to feel that his or her directorship is until retirement.

"If you AGREE, please mark your proxy FOR this resolution."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your board, after renewed consideration of this proposal, which was defeated by an overwhelming number of votes at CBS's Annual Meetings in 1986, 1987 and 1988, again recommends that shareholders vote AGAINST this proposal for the following reasons:

     Your directors believe that any fixed-term limit on the service on the CBS Board of an "outside" director would be contrary to the best interests of the Corporation and its shareholders and could inhibit the Board's functioning effectively. In their view, continuity of service and the insights gained thereby into the business operations, policies, plans and key personnel of CBS enhance a director's ability to contribute knowledgeably, and with perspective, to the Board's deliberations and actions.

     Our shareholders are also reminded that incumbents are not entitled to automatic renomination. They, as well as other candidates for election, are assessed by the Board's Nominations for Directors Committee on the basis of the background and skills which they will contribute as directors. Moreover, because all directors must be elected by the shareholders, continued tenure of an incumbent director is never assured.

     The service of the incumbent "outside" directors nominated for reelection at this Annual Meeting ranges from two to 23 years, and averages 11 1/2 years. Moreover, an additional nominee is standing for election for the first time. Since 1988, three new "outside" directors have been elected to the CBS Board, while the tenures of five directors were concluded. Your Board believes that this recent history has caused the Board to be comprised of a balanced membership which assures the benefits both of service and of new vision and perspectives.

     In brief, your Board believes that the limitations proposed would deprive the Board, the Corporation and the shareholders of the strengths which the continuity of service and collective experience our directors give to our

Board, and would inhibit CBS's ability to attract and retain the most qualified persons to serve as its directors. Therefore, your directors recommend that shareholders vote AGAINST the proposal.

   4.  SHAREHOLDER PROPOSAL CONCERNING TELEVISION COVERAGE OF ANNUAL MEETINGS

     Accuracy in Media, Inc. ("AIM"), the owner of 26 shares of CBS common stock, whose address is 4455 Connecticut Avenue, N.W., Washington, D.C. 20008, has given notice that it intends to present for action at the Annual Meeting, by its authorized representative, the following resolution:

"RESOLVED: That the shareholder request the Board of Directors to take note of the wishes of the shareholders that CBS Inc. take the necessary steps to open its annual shareholders meetings to coverage by television cameras, not limiting the coverage to cameras under the control of CBS."

     The statement made by AIM in support of its resolution is as follows:

"In 1980, the action of CBS in barring coverage of its annual meeting by television cameras, resulted in negative publicity, including an article in The New York Times which said: 'CBS Inc., which has been a leader in the efforts to gain admittance for television cameras to courtrooms and Congressional proceedings, last Wednesday barred television coverage of its own annual stockholders meeting in New Orleans. The company did permit newspaper reporters to attend.'

"As a result of the negative publicity, CBS altered its policy and announced it would permit television cameras to cover its meetings in the future. This policy ceased to be honored when the annual meetings were held at the Museum of Modern Art in New York City. The reason given was that the Museum would not permit television cameras inside the building. We have ascertained that CBS, a corporate donor, is not inhibited from permitting television cameras to cover events held on the Museum's premises. It is CBS that has ruled that no television cameras may cover annual meetings, whether held at the Museum of Modern Art or elsewhere, a fact that has been confirmed to AIM by CBS on December 9, 1993.

"Since CBS is a television news gathering organization that demands the freedom and right to cover a wide variety of newsworthy meetings and proceedings, and since CBS permits coverage of its meetings by all other media, the discrimination against television coverage of its own annual meetings is irrational and indefensible and should be abandoned once and for all."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     The purpose of the annual meeting is to elect directors and to transact other business as may properly be brought before the meeting. By tradition, the annual meeting is also an occasion in which shareholders who attend in person are invited to ask questions of the Corporation's management, and frequently do so. The Board believes that the annual meeting should be conducted in a fashion which serves the best interests of the majority of the shareholders. In our view, the decision as to how this goal is best achieved is properly committed to the judgment of the Corporation's management and to the sound discretion of the presiding officer of the meeting.

     Each year, CBS's management and the Board of Directors urge all shareholders to attend the annual meeting and to participate in the proceedings. Following the meeting, a printed transcript is available to any shareholder who requests it. For those who prefer an audiovisual record, the Corporation will create a videotape as well. For the 1994 Annual Meeting, CBS will provide a crew to videotape the proceedings. One unedited copy of the tape will be made available, free of charge, to any interested shareholder who requests it. If shareholder interest in obtaining copies of the videotape justifies the expense of producing it, the Corporation will continue this practice in the future.

     Your Board believes that the proposal submitted by AIM is unnecessary and inconsistent with the policy which commits matters concerning the conduct of the annual meeting to the judgment of the Corporation's management. The Board accordingly recommends that the shareholders vote AGAINST this proposal.

             5.  SHAREHOLDER PROPOSAL CONCERNING FORM OF PROXY CARD

     Mr. Mark Ruckhaus, the owner of six shares of CBS common stock, whose address is 282 High Street, Nutley, N.J. 07110, has given notice that he intends to present for action at the Annual Meeting the following resolution:

"RESOLVED: That the shareholders of CBS request the Board of Directors not to express on the proxy card the Board's recommendations on how shareholders should vote on matters to be decided at the annual meeting."

     The statement made by Mr. Ruckhaus in support of his resolution is as follows:

"My proposal [addresses] what I feel is the undue influence by the company when it comes to proxy voting. I feel that when it comes to the actual ballot, it is unnecessary for the company to express [its] recommendation on how a shareholder should vote.

". . . I have no objection to the company expressing its viewpoint and its intent on how it will vote unmarked proxies in the literature that is enclosed with the ballot. What I object to is the announcement by the company on how they will vote these proxies ON THE BALLOT ITSELF.

"I understand that when it comes to voting in this manner (as opposed to a general public election) it is perfectly legal for the company to announce its intentions on the ballot.

"I also think that some people may be influenced by this announcement and will vote along company lines feeling that . . . what the company wants must be correct.

"Is it necessary for the company to present its voting intentions on the ballot? I think not. Most proxy votes are one-sided, but why not put it to a vote.

"Once again, just to make sure everything is clear, all I wish to see is the omission of the company voting recommendation from the ballot. That's it. Period."

                      RECOMMENDATION AND COMMENTS ON ABOVE

                              SHAREHOLDER PROPOSAL

     Your Board believes that this proposal is not in the best interests of the shareholders and recommends a vote AGAINST it.

     Under the proxy rules and regulations promulgated by the Securities and Exchange Commission, a corporation soliciting proxies is authorized to include in its proxy statement "a statement in opposition to a proposal received from a proponent." The Board believes this regulation anticipates that the Board of Directors will advise shareholders how they should cast their votes if their views on the matters at issue are consistent with those of the Board. This proposal contemplates that the Board should be permitted to convey this information to shareholders in the proxy statement, but not on the accompanying proxy card, which is the ballot on which shareholders indicate their votes.

     In our view, the proposal calls for an artificial distinction which could produce shareholder confusion and may result in votes being unintentionally miscast. The Board believes that an unambiguous indication on the proxy card of the Board's recommended vote with respect to each matter that will be presented for decision at the annual meeting is in the best interest of all shareholders -- both those who wish to vote their proxies in a manner consistent with the Board's views, and those who wish to vote to the contrary.

     In addition, the proxy rules and regulations specify that a proxy may confer upon the Board of Directors discretionary authority to vote executed but unmarked proxies -- that is, proxies submitted by shareholders who have not indicated their choices with respect to each matter intended to be acted upon at the annual meeting. If this authority is conferred, the regulations specify that the form of proxy must clearly state how such executed but unmarked proxies will be voted on each matter. The above proposal suggests that this information should be furnished in the proxy statement but not on the proxy card. The Board believes that this would not satisfy the relevant regulation. The Board also believes that a statement of its recommendation of a "FOR" or "AGAINST" vote with respect to each matter listed on the proxy card affords to shareholders the clearest notice as to how unmarked proxies will be voted.

     For the reasons stated above, the Board recommends that the shareholders vote AGAINST this proposal.

1993 ANNUAL REPORT TO SHAREHOLDERS

     Commencing on March 28, 1994, CBS's 1993 Annual Report to Shareholders was mailed to shareholders of record via third-class, bulk mail. The United States Post Office has advised the Corporation that such Report should be received by all those to whom it was so mailed within two weeks of mailing. If, upon receipt of this Notice of Meeting and Proxy Statement, any shareholder of record has failed to receive the copy of such Report mailed to him or her, such shareholder should contact CBS's Manager, Shareholder Communications, at (212) 975-6723, and the requested Report will be furnished promptly.

LAST DATE FOR RECEIPT OF 1995 SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the CBS proxy materials for the 1995 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to meeting the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than December 14, 1994, at the Corporation's principal executive offices, 51 West 52 Street, New York, New York 10019, directed to the attention of the Secretary.

                                                         CBS INC.
                                          --------------------------------------
                                                      NOTICE OF 1994
                                                      ANNUAL MEETING
                                                     OF SHAREHOLDERS
                                                           AND
                                                     PROXY STATEMENT

PROXY

                         PROXY FOR 1994 ANNUAL MEETING
           SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS INC.

The undersigned hereby appoints LAURENCE A. TISCH, MICHEL C. BERGERAC and FRANKLIN A. THOMAS, or any of them, each with power of substitution, attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of Shareholders of CBS Inc., to be held at 11 AM on Wednesday, May 11, 1994 in the Titus 1 Theater of The Museum of Modern Art, 11 West 53 Street, New York, New York, upon the matters set forth in the proxy statement for the meeting and described below, and, in their discretion, upon such other matters as may properly come before such meeting. If the undersigned participates in the CBS Employee Investment Fund (the "Fund"), pursuant to which the Fund account(s) of the undersigned have been allocated shares of CBS common stock (the "Fund stock"), the undersigned hereby directs Boston Safe Deposit and Trust Company, as trustee of the Fund, to vote all such shares at the aforesaid Annual Meeting (including all adjournments thereof) as designated on the reverse side and, in its discretion, upon such other matters as may properly come before such meeting. Shareholders are requested to mark, date and sign this proxy on the reverse side, and to return it promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
1. Election of Laurence A. Tisch, Michel C. Bergerac, Harold Brown, Ellen V. Futter, Henry A. Kissinger, Henry B. Schacht, Edson W. Spencer, Franklin
     A. Thomas, Preston R. Tisch, James D. Wolfensohn and Daniel Yankelovich as directors.

2.   Election of Coopers & Lybrand to serve as auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:
3.   A shareholder proposal to limit terms for directors.

4. A shareholder proposal to permit television cameras, not under the control of CBS, at the Annual Meeting.

5. A shareholder proposal to limit the Board of Directors' right of comment on the proxy card.

                                                                SEE REVERSE SIDE



/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                             1644

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF EXECUTED BUT NO DIRECTION IS MADE WITH RESPECT TO THE VOTING OF COMMON STOCK (OTHER THAN FUND STOCK), THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5. WITH RESPECT TO THE EFFECT OF NOT VOTING FUND STOCK, SEE THE PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, AND FOR PROPOSAL 2.

1.   Election of Directors                        FOR      WITHHELD
     (see reverse)                                / /        / /

For, except vote withheld from the following nominee(s)

- - -------------------------------

2.   Election of Auditors                         FOR      AGAINST    ABSTAIN
                                                  / /        / /        / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4 AND 5.

3.   Shareholder Proposal                         FOR      AGAINST    ABSTAIN
     (terms for directors)                        / /        / /        / /

4.   Shareholder Proposal
     (television cameras at Annual Meeting)       / /        / /        / /

5.   Shareholder Proposal
     (directors' recommendation on proxy card)    / /        / /        / /

If you plan to attend the meeting, mark the box to the right
and an admittance card will be sent to you.                  / /

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- - ------------------------------------------

                                      1994
- - ------------------------------------------
SIGNATURE(S)                   DATE